UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 20, 2011

DRIL-QUIP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13439	74-2162088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13550 Hempstead Highway Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 939-7711

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Form 8-K/A amends our Form 8-K filed on October 25, 2011.

On December 8, 2011, Dril-Quip, Inc. (the “Company”) entered into an employment agreement (each, an “Employment Agreement”) with each of Blake T. DeBerry, President and Chief Executive Officer, James A. Gariepy, Senior Vice President and Chief Operating Officer, Jerry M. Brooks, Vice President—Finance and Chief Financial Officer, and James C. Webster, Vice President—General Counsel and Secretary (each, an “Executive”). Each Employment Agreement will be effective as of December 8, 2011 (the “Effective Date”).

Each Employment Agreement has an initial three-year term but automatically extends for one additional year on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date. Pursuant to the Employment Agreements, each Executive will receive an annual base salary at least equal to the annual base salary earned by such Executive immediately prior to the Effective Date. In addition to an annual salary, each Executive will be eligible to receive an annual bonus to be determined each year in accordance with the Company’s normal bonus practices or under any annual bonus plan adopted by the Company after the Effective Date. Each Executive will also be entitled to paid vacation in accordance with the Company’s policies, to receive benefits consistent with other senior executives of the Company, including medical, life and disability insurance, and to participate in the Company’s incentive, savings and retirement plans. Each Employment Agreement is subject to the right of the Company and each respective Executive to terminate his employment at any time.

If an Executive’s employment is terminated by the Company without cause (as defined in the Employment Agreement) and prior to a change of control period (as defined in the Employment Agreement), the Executive will be entitled to (i) a lump sum cash payment equal to the Executive’s base salary through the termination date together with compensation for accrued vacation time (the “Accrued Amount”), (ii) a lump sum cash payment equal to two times the Executive’s annual base salary, in the case of Messrs. DeBerry and Gariepy, and one times the annual base salary, in the case of Messrs. Brooks and Webster, and (iii) continued medical, dental and life insurance coverage until the earlier of the Executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years, in the case of Messrs. DeBerry and Gariepy, or one year, in the case of Messrs. Brooks and Webster.

If an Executive’s employment is terminated by the Company without cause or by the Executive for good reason (as defined in the Employment Agreement) and during a change of control period, the Executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to three times the Executive’s annual base salary, in the case of Messrs. DeBerry and Gariepy, and two times the annual base salary, in the case of Messrs. Brooks and Webster, (iii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the Employment Agreement), (iv) a lump sum cash payment in an amount equal to three times, in the case of Messrs. DeBerry and Gariepy, and two times, in the case of Messrs. Brooks and Webster, the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the Employment Agreement), (v) immediate vesting of any stock options or restricted stock previously granted to the Executive and outstanding as of the time immediately prior to the date of his termination, and (vi) continued medical, dental and life insurance coverage until the earlier of the Executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, in the case of Messrs. DeBerry and Gariepy, or two years, in the case of Messrs. Brooks and Webster.

If an Executive’s termination is with cause (as defined in the Employment Agreement), the Executive will be entitled to his base salary through the termination date and the provision of deferred compensation and other employee benefits otherwise due. If an Executive’s termination is for other than for good reason during a change of control period (as defined in the Employment Agreement) or due to death or disability, the Executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due.

In addition, each Executive is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and, if the Executive is terminated after the first anniversary of the Effective Date, non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements, which are filed as exhibits hereto and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Mr. DeBerry, dated December 8, 2011.

10.2	Employment Agreement between the Company and Mr. Gariepy, dated December 8, 2011.

10.3	Employment Agreement between the Company and Mr. Brooks, dated December 8, 2011.

10.4	Employment Agreement between the Company and Mr. Webster, dated December 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIL-QUIP, INC.

By:	/s/ Jerry M. Brooks
Jerry M. Brooks
Vice President—Finance and Chief Financial Officer

Date: December 12, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Mr. DeBerry, dated December 8, 2011.

10.2	Employment Agreement between the Company and Mr. Gariepy, dated December 8, 2011.

10.3	Employment Agreement between the Company and Mr. Brooks, dated December 8, 2011.

10.4	Employment Agreement between the Company and Mr. Webster, dated December 8, 2011.

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